Exhibit 99.2

ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES FISCAL 2012 FIRST QUARTER RESULTS

First Fiscal Quarter 2012 Performance:
•	Record quarterly net sales of $16.3 million
•	Record quarterly operating income of $2.9 million
•	Diluted Earnings per share of $0.05
•	EBITDA increased 24%

SOUTHAMPTON, PA, USA, July XX , 2011 – Environmental Tectonics Corporation (OTC Bulletin Board: ETCC:PK) (“ETC” or the “Company”) today announced net sales for the first fiscal quarter of 2012 reached a quarterly record for the Company of $16.3 million, an increase of $4.2 million, or 34.3% over net sales of $12.1 million in the first fiscal quarter of 2011.  Operating income was favorably affected by the increase in sales and the corresponding increase in gross profit and reached $2.9 million in the first quarter of fiscal 2012, also a quarterly record, and an increase of $0.6 million, or 28.3%, over operating income of $2.2 million in first quarter of fiscal 2011.  Income before taxes improved in the first fiscal quarter of 2012 by $0.7 million, or 34.8%, over the first fiscal 2011 quarter. Net income of $1.6 million, or $0.05 per fully diluted share, in the first fiscal quarter of 2012 decreased $0.3 million, or 16.9%, compared to $1.9 million, or $0.06 per fully diluted share, in the first fiscal quarter of 2011; however, first quarter 2012 net income reflects a provision for income taxes of $1.0 million, whereas there was no such provision for income taxes in the prior year quarter.

William F. Mitchell, ETC’s President and Chairman, stated, “We are very pleased to report record quarterly sales, operating income and income before taxes in the first quarter of fiscal 2012.  This performance reflects the execution on contracts that amounted to $106 million backlog with which we entered fiscal 2012.  With our backlog remaining at high levels, and our products in demand, we continue to believe that the future remains bright.”

Geographically, domestic sales in first fiscal quarter 2012 were $4.3 million, an increase of $1.4 million, or 46.5%, over the first fiscal quarter 2011 sales of $2.9 million. The domestic sales increase is due primarily to Pilot Training Systems and Simulation increasing over the prior year, as well as increased sterilizer, hyperbaric and environmental product sales within the CSG Group. Domestic sales represented 26.3% of the Company’s total sales in first fiscal quarter 2012, and 24.1% of the Company’s total sales in first fiscal quarter 2011. U.S. Government sales in the first fiscal quarter of 2012 were $7.6 million, as compared to first fiscal quarter 2011 sales of $4.0 million, an increase of $3.6 million, or 91.5%, and represented 46.9% of total sales in first fiscal quarter 2012 versus 32.9% for first fiscal quarter 2011. This increase is the result of sales of the Company’s Pilot Training Systems products under significant contracts from the U.S. Navy for a research disorientation trainer and the U.S. Air Force to provide a high performance human centrifuge and a suite of research altitude chambers.  International sales, including sales of the Company’s Poland subsidiary, for first fiscal quarter 2012, were $4.4 million as compared to $5.2 million in first fiscal quarter 2011, a decrease of $0.8 million, or 16.3%, and represented 26.8% of total sales, as compared to 43.0% in first fiscal quarter 2011. The International decline primarily reflects lower Pilot Training System and Environmental product sales offset, in part, by increases in Simulation and Hyperbaric product sales.  International sales in first fiscal quarter 2012 include $2.1 million in sales to the Korean government.  International sales in first fiscal quarter 2011 included sales to the Korean government of $4.5 million.

Segment sales

Sales of our Training Services Group (TSG) products were $10.2 million the first fiscal quarter of 2012, an increase of $2.2 million, or 28.2% over first fiscal quarter 2011. Sales of these products accounted for 62.5% of net sales versus 65.4% in the fiscal quarter of 2011. Sales in our other segment, the Control Systems Group (CSG), increased $1.9 million, or 45.7%, and constituted 37.5% of our net sales compared to 34.6% in fiscal 2011.

Gross profit

Gross profit for first fiscal quarter 2012 was $6.5 million as compared to $5.1 million, in first fiscal quarter 2011, an increase of $1.4 million, or 26.7%. The improvement in gross profit resulted from increased sales in both U.S. Governmental and domestic sales which were partially offset by the reduction in higher margin international sales. Gross profit margin as a percentage of sales for first fiscal quarter 2012 was 39.9% compared to 42.3% for the same period a year ago. The 2.4 percentage point reduction in the gross profit margin primarily reflects lower sales of international products.

Operating expenses

Selling and marketing expenses for first fiscal quarter 2012 were $1.3 million, an increase of $189,000, or 17.2%, from first fiscal quarter 2011. However, as a percentage of net sales, selling and marketing expenses decreased from 9.1% in first fiscal quarter 2011 to 7.9% in first fiscal quarter 2012.  The dollar increase is primarily a result of additional sales people, offset in part by reduced commissions on the mix shift in sales in the current quarter to U.S. Government sales.

General and administrative expenses for first fiscal quarter 2012 were $2.1 million, as compared to $1.5 million in first fiscal quarter 2011, an increase of $624,000, or 42.7%.  As a percentage of net sales, general and administrative expenses increased to 12.8% in first fiscal quarter 2012 from 12.1% in first fiscal quarter 2011. The dollar increase is primarily a result of increases in salaries, European operations, audit and consulting expenses.

Research and development expenses, which are charged to operations as incurred, were $245,000 in first fiscal quarter 2012, as compared to $324,000 in first fiscal quarter 2011. Most of the Company’s research efforts, which were and continue to be a significant cost of its business, are included in cost of sales for applied research for specific contracts, as well as research for feasibility and technology updates.

Operating income

The $0.6 million, or 28.3%, improvement in operating income represented a combination of higher sales volume and gross profit, and reduced operating expenses as a percentage of net sales.

On a segment basis, the TSG had an operating income of $1.9 million, a $0.5 million improvement over the segment operating income of $1.4 million in the first fiscal quarter of 2011. The CSG had operating income of $1.4 million in first fiscal quarter of 2012, an increase of $0.3 million over the prior year quarter. These segment operating results were offset, in part, by unallocated corporate expenses of $0.4 million in first fiscal quarter 2012, which increased slightly from the fiscal 2011 quarter.

Interest, other expenses and taxes

Interest expense for first fiscal quarter 2012 was $150,000 as compared to $228,000 for first fiscal quarter 2011, representing a decrease of $78,000, or 34.2%, reflecting reduced bank borrowing.

Other expense, net, was $108,000 for first fiscal quarter 2012 versus $72,000 for first fiscal quarter 2011. These expenses consist primarily of bank and letter of credit fees as well as foreign currency exchange gains or losses.

As of February 25, 2011, the Company reviewed the components of it deferred tax assets and determined, based upon all available information, that its current and expected future operating income will more likely than not result in the realization of its deferred tax assets relating primarily to its net operating loss carryforwards.  The Company has a net deferred tax asset related to its net operating loss carryforwards of $8.7 million.   The Company recorded a provision for income taxes of $1.0 million in first fiscal quarter 2012.  Due to the utilization of net operating loss carry forwards available, and valuation allowances on the deferred tax asset in first fiscal quarter 2011, the Company did not record an income tax provision on income in first fiscal quarter 2011.

As of May 27, 2011, the Company had approximately $28.0 million of federal net loss carry forwards available to offset future income tax liabilities, beginning to expire in 2025. In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization.

Liquidity and Capital Resources

The Company operated at a higher level of production during the first fiscal quarter of 2012, to meet the requirements of its long-term contracts.   As a result, $4.2 million of cash was utilized by operating activities during the quarter compared to cash provided by operations of $8.2 million in the first fiscal quarter 2010.    Working capital was $17.8 million and $11.1 million as of May 27, 2011 and February 25, 2011, respectively.   At May 27, 2011, availability under our lines of credit was $19.0 million.
______________

ETC was incorporated in 1969 in Pennsylvania. Our core business includes the design, manufacture and sale of our core technologies within (1) Training Services (TSG) which includes (i) software driven products and services used to create and monitor the physiological effects of flight; (ii) high performance jet tactical flight simulation, and; (iii) Driving and Disaster Simulation Systems, and also within (2) Control Systems (CSG) which includes: (i) steam and gas sterilization; (ii) testing and simulation devices for the automotive industry, and; (iii) Hyperbaric and Hypobaric Chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and Flight Simulators and Disaster Management Systems. CSG includes Sterilizers, Environmental Control Devices and Hyperbaric Chambers along with parts and service support.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC’s and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to,  ( i) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (ii) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (iii) statements of future economic performance, (iv) statements of assumptions and other statements about the Company or its business, (v) statements made about the possible outcomes of litigation involving the Company, (vi) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (vii) statements preceded by, followed by or that include the words, "may," "could," "should," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors.  Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in our Annual Report on Form 10-K  for the fiscal year ended February 26, 2010, in the section entitled "Risks Particular to Our Business."  Shareholders are urged to review these risks carefully prior to making an investment in the Company’s Common Stock.
The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact: Robert L. Laurent, Jr, CFO	Tel: 215-355-9100	(Ext. 1550)	Fax: 215-357-4000

ETC – Internet Home Page:	http://www.etcusa.com

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-Financial Tables Follow-

Table A

ENVIRONMENTAL TECTONICS CORPORATION
SUMMARY TABLE OF RESULTS
(amounts in thousands except share and per share information)

	First Fiscal Quarter		Variance
	27-May-11	28-May-10	$	%
Net sales	$16,274	$12,121	$4,153	34.3
Cost of goods sold	9,776	6,991	2,785	39.8
Gross profit	$6,498	$5,130	$1,368	26.7
Selling and marketing expenses	1,291	1,102	189	17.2
General and administrative expenses	2,087	1,463	624	42.7
Research and development expenses	245	324	(79)	-24.4
Operating expenses	3,623	2,889	734	25.4
Operating income	$2,875	$2,241	$634	28.3
Interest expense, net	150	228	(78)	-34.2
Other expense, net	108	72	36	50.0
Income before income taxes	$2,617	$1,941	$676	34.8
Provision for income taxes	992	-	992
Minority interest	16	5	11	220.0
Net income	$1,609	$1,936	$(327)	-16.9
Preferred Stock dividend	(552)	(577)	25	-4.3
Income applicable to common and participating shareholders	$1,057	$1,359	$(302)	-22.2

Basic earnings per common and participating share:
Distributed earnings per share:
Common	$-	$-	$-
Preferred	$0.05	$0.05	$-	0.0
Undistributed earnings per share:
Common	$0.05	$0.07	$(0.02)	-28.6
Preferred	$0.05	$0.07	$(0.02)	-28.6

Diluted earnings per share	$0.05	$0.06	$(0.01)	-16.7

Total basic weighted average number of common shares	20,200,000	20,719,000
Total diluted weighted average number of shares	20,520,000	21,082,000

Table B

ENVIRONMENTAL TECTONICS CORPORATION
UNAUDITED SEGMENT DATA
(amounts in thousands)

	First Fiscal Quarter		Variance
	27-May-11	28-May-10	$	%
Net sales:
Training Services Group
Domestic	$726	$34	$692	2035.3
US Government	6,407	4,003	2,404	60.1
International	3,038	3,895	(857)	-22.0
Total	$10,171	$7,932	$2,239	28.2

Control Systems Group
Domestic	$3,548	$2,884	$664	23.0
US Government	1,225	(17)	1,242
International	1,330	1,322	8	0.6
Total	$6,103	$4,189	$1,914	45.7

Net sales	$16,274	$12,121	$4,153	34.3

Operating income:
Training Services Group	$1,877	$1,409	$468	33.2
Control Services Group	1,382	1,110	272	24.5
Corporate	(384)	(278)	(106)	38.1
Total	$2,875	$2,241	$634	28.3

Operating margin:
Training Services Group	18.5%	17.8%
Control Services Group	22.6%	26.5%
Corporate	-2.4%	-2.3%
Total	17.7%	18.5%

Depreciation and amortization:
Training Services Group	$224	$192	$32	16.7
Control Services Group	128	154	(26)	-16.9
Total	$352	$346	$6	1.7

Table C

ENVIRONMENTAL TECTONICS CORPORATION
Other Selected Financial Highlights
(amounts in thousands)

	First Quarter Ended
	27-May-11	28-May-10
EBITDA	$3,119	$2,515

	As of
	27-May-11	25-Feb-11
Working capital	$17,795	$11,063
Shareholders’ equity	$29,026	$28,129